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Exhibit 10.6

EMPLOYMENT AGREEMENT

        This AGREEMENT ("Agreement") is made and entered into as of the 25 day of September, 2003, by and between FIRST HORIZON PHARMACEUTICAL CORPORATION, a Delaware corporation (the "Company") and ROBERT D. GODFREY, JR. ("Executive").

WITNESSETH.

        WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, upon the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of Executive's employment or continued employment, the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

  1.
  Employment.    Throughout the Term (as defined in Section 2 below), the Company shall employ Executive as provided herein, and Executive hereby accepts such employment. In accepting such employment, Executive states that, to the best of his knowledge, he is not now, and by accepting such employment, will not be, under any restrictions in the performance of the duties contemplated under this Agreement as a result of the provisions of any prior employment agreement or non-compete or similar agreement to which Executive is or was party.

  2.
  Term of Employment.    Subject to approval of this Agreement by the Company's Board of Directors, the term of Executive's employment by the Company hereunder commenced on May 23, 2003 (the "Effective Date") and shall continue thereafter unless sooner terminated as a result of Executive's death or in accordance with the provisions of Section 6 below (the "Term").

  3.
  Duties.    Throughout the Term, and except as otherwise expressly provided herein, Executive shall be employed by the Company as the Vice President of Sales And Sales Operations of the Company. Executive shall devote his full time to the performance of his duties as Vice President of Sales of the Company in accordance with the Company's By-laws, this Agreement and the directions of the Company's Board of Directors and any executive officer of the Company who is senior to Executive. Without limiting the generality of the foregoing, throughout the Term Executive shall faithfully perform his duties as Vice President of Sales at all times so as to promote the best interests of the Company. In addition, subject to approval of this Agreement by the Board of Directors, the Board of Directors shall elect Executive as an officer of the Company at its first board meeting after the Effective Date.

  4.
  Compensation.

  (a)
  Salary.    For any and all services performed by Executive under this Agreement during the Term, in whatever capacity, the Company shall pay to Executive an annual salary of One Hundred Forty-Five Thousand Dollars ($145,000.00) per year (the "Salary") less any and all applicable federal, state and local payroll and withholding taxes. The Salary shall be paid in the same increments as the Company's normal payroll, but no less frequent than bi-monthly and prorated, however, for any period of less than a full month. The Salary will be reviewed annually by the Compensation Committee of the Board and a determination shall be made at that time as to the appropriateness of an increase, if any, thereto.

  (b)
  Bonus.    In addition to the Salary, Executive shall be eligible to receive from the Company an incentive compensation bonus (the "Bonus") based on a percentage of his Salary. The Bonus, if any, shall be determined based on such criteria as shall be determined from time to time by the Compensation Committee of the Board of Directors. The nature of the criteria and the determination as to whether the criteria have been satisfied, shall be determined by the Compensation Committee of the Board in its sole discretion. Accordingly, there is no assurance that a Bonus will be paid to Executive with respect to all or any particular year during the Term.

  5.
  Benefits and Other Rights.    In consideration for Executive's performance under this Agreement, the Company shall provide to Executive the following benefits:

  (a)
  The Company will provide Executive with cash advances for or reimbursement of all reasonable out-of-pocket business expenses incurred by Executive in connection with his employment hereunder. Such reimbursement, however, is conditioned upon Executive adhering to any and all reasonable policies established by Company from time to time with respect to such reimbursements or advances, including, but not limited to, a requirement that Executive submit supporting evidence of any such expenses to the Company.

  (b)
  To the extent from time-to-time provided by the Company to employees of the Company at the same level as Executive, either (i) a car allowance or (ii) a company car, gasoline charge card and car maintenance plan. Executive acknowledges that the Company may in its discretion change its policies for these purposes including, without limitation, ceasing to provide the benefits set forth in this paragraph.

  (c)
  The Company will provide Executive and his family with the opportunity to receive group medical coverage under the terms of the Company's health insurance plan, but subject to completion of normal waiting periods. During any such waiting period, the Company will pay, or reimburse Executive for, the cost of COBRA coverage for Executive and his family under his prior health plan.

  (d)
  During the Term the Executive shall be entitled to fifteen (15) days paid vacation, it being understood and agreed that unused vacation shall not be carried over from one year to the next. In addition, Executive shall be entitled to eight (8) paid holidays and four (4) paid personal days off.

  6.
  Termination of the Term.

  (a)
  The Company shall have the right to terminate the Term under the following circumstances:

  (i)
  Executive shall die;

  (ii)
  With or without Cause, effective upon written notice to Executive by the Company; or

  (iii)
  Upon or within one (1) year following a Change of Control.

  (b)
  Executive shall have the right to terminate the Term under the following circumstances,

  (i)
  At any time upon sixty (60) days prior written notice to the Company; or

  (ii)
  For Good Reason upon or within one (1) year following a Change of Control.

  (c)
  For purposes of this Agreement, "Cause" shall mean:

  (i)
  Executive shall be convicted of the commission of a felony or a crime involving dishonesty, fraud or moral turpitude;

  (ii)
  Executive has engaged in acts of fraud, embezzlement, theft or other dishonest acts against the Company;

      (iii)
      Executive commits an act which negatively impacts the Company or its employees including, but not limited to, engaging in competition with the Company, disclosing confidential information or engaging in sexual harassment, discrimination or other human rights-type violations;

      (iv)
      Executive's gross neglect or willful misconduct in the discharge of his duties and responsibilities; or

      (v)
      Executive's repeated refusal to follow the lawful direction of the Board of Directors or supervising officers.

    (d)
    For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following:

    (i)
    The acquisition (other than by a direct purchase of shares from the Company) by any "person," including a "syndication" or "group", as those terms are used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (other than any such person currently owning in excess of the following amount), of securities representing 20% or more of the combined voting power of the Company's then outstanding voting securities, which is any security that ordinarily possesses the power to vote in the election of the Board of Directors of a corporation without the happening of any precondition or contingency;

    (ii)
    The Company is merged or consolidated with another corporation and immediately after giving effect to the merger or consolidation less than 80% of the outstanding voting securities of the surviving or resulting entity are then beneficially owned in the aggregate by (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of the Company entitled to vote on such merger or consolidation, the stockholders of the Company as of such record date;

    (iii)
    If at any time during a calendar year a majority of the directors of the Company are not persons who were directors at the beginning of the calendar year; or

    (iv)
    The Company transfers substantially all of its assets to another corporation which is a less than 80% owned subsidiary of the Company.

    (e)
    For purposes of this Agreement, "Good Reason" shall mean the occurrence of any one or more of the following events which continues uncured for a period of not less thirty (30) days following written notice given by Executive to the Company within fifteen (15) days following the occurrence of such event, unless the Executive specifically agrees in writing that such event shall not be Good Reason:

    (i)
    Any material breach of this Agreement by the Company;

    (ii)
    Any failure to continue the Executive as an executive officer of the Company;

    (iii)
    The requirement by the Company that Executive perform his services hereunder primarily at a location outside of the metropolitan Atlanta, Georgia area; or

    (iv)
    The reduction of the Employee's salary below the amount set forth in Section 4(a) above without the written consent of Executive.

  7.
  Effect of Expiration or Termination of the Term.    Promptly following the termination of the Term, and except as otherwise expressly agreed to by the Company in writing, Executive shall:

  (a)
  Immediately resign from any and all other positions or committees which Executive holds or is a member of with the Company or any subsidiary of the Company including, but not limited to, as an officer and director of the Company or any subsidiary of the Company.

  (b)
  Provide the Company with all reasonable assistance necessary to permit the Company to continue its business operations without interruption and in a manner consistent with reasonable business practices; provided, however, that such transition period shall not exceed thirty (30) days after termination nor require more than twenty (20) hours of Executive's time per week and Executive shall be promptly reimbursed for all out-of-pocket expenses.

  (c)
  Deliver to the Company possession of any and all property owned or leased by the Company which may then be in Executive's possession or under his control, including, without limitation, any and all such keys, credit cards, automobiles, equipment, supplies, books, records, files, computer equipment, computer software and other such tangible and intangible property of any description whatsoever. If, following the expiration or termination of the Term, Executive shall receive any mail addressed to the Company, then Executive shall immediately deliver such mail, unopened and in its original envelope or package, to the Company.

  (d)
  Other than as provided in this Section 7, upon a termination of employment all other benefits and/or entitlements to participate in programs or benefits, if any, will cease as of the effective date except medical insurance coverage that may be continued at Executive's own expense as provided by applicable law or written Company policy.

  (e)
  Upon termination of Executive pursuant to § 6(a)(i) or § 6(a)(ii) without Cause following the six (6) month anniversary of the Effective Date, the Company shall: (i) provide Executive with Salary continuance, subject to § 7(h) for twelve (12) months (a "Salary Continuance") at the rate in effect immediately prior to termination, plus (ii) a lump sum payment equal to One Hundred Percent (100%) of the Bonus, if any, paid to Executive for the calendar year immediately preceding termination, plus (iii) provide twelve (12) months of COBRA coverage for Executive which shall be substantially equivalent to that provided by the Company prior to termination, plus (iv) provide twelve (12) months of car allowance at seven hundred fifty dollars ($750.00) per month, subject to return of existing company vehicle at time of termination and provided the Company is providing benefits under § 5(b) of this Agreement at the time of termination of employment, plus (v) all of Executive's then unvested options previously issued pursuant to the Company's stock option plans shall immediately vest and be exercisable as herein provided. In the event of termination of Executive's employment prior to the six (6) month anniversary of the Effective Date, Executive shall not be entitled to any severance from the Company.

  (f)
  Upon termination of Executive pursuant to § 6(a)(ii) with Cause or § 6(b)(i), the Company shall pay Executive or Executive's estate all Salary accrued but unpaid as of the date of such termination.

  (g)
  Upon termination of Executive pursuant to § 6(a)(iii) or § 6(b)(ii), the Company shall: (i) provide Executive with Salary continuance for twenty-four (24) months at the rate in effect immediately prior to termination, plus (ii) a lump sum payment equal to Two Hundred Percent (200%) of the Bonus, if any, paid to Executive for the calendar year immediately preceding termination, plus (iii) provide COBRA coverage for Executive which shall be substantially equivalent to that provided by the Company prior to termination until the earlier of (A) twenty-four (24) months after the date of termination,

      (B) the availability of replacement coverage to Executive from a third party employer after Executive has accepted another full-time position and (C) the expiration of COBRA benefits by reason of lapse of the statutory or regulatory benefit period established by governmental authority, plus (iv) provide twenty-four (24) months of car allowance at seven hundred fifty dollars ($750.00) per month, subject to return of existing company vehicle at time of termination and provided the Company is providing benefits under § 5(b) of this Agreement at the time of termination of employment, plus (v) all of Executive's then unvested options previously issued pursuant to the Company's stock option plans shall immediately vest and be exercisable as herein provided.

    (h)
    In the event that Executive shall be entitled to receive a Salary Continuance and COBRA benefit pursuant to § 7(e), such Salary Continuance and COBRA benefit shall continue only until such time as Executive shall have accepted another full time position. In addition, in the event that Executive shall perform consulting or other services for which he shall receive compensation, all compensation shall be reported to the Company and shall be offset against any remaining Salary Continuance payments. Failure of Executive to promptly report the receipt of any compensation from a third party or the acceptance of a new position shall entitle the Company to terminate all remaining Salary Continuance and COBRA benefits and to seek restitution for any payments made to Executive subsequent to such job acceptance or compensation receipt.

    (i)
    Any dollar amounts which are to be paid at the time of termination under this Section 7, other than Salary Continuance, payments under Section 7(g)(i), the car allowance and COBRA payments, shall be paid within thirty (30) days after the date of termination. Any Salary Continuance, payments under Section 7(g)(i) or COBRA payments shall be made in accordance with the usual payroll practices which were applicable prior to termination. Except as otherwise specifically set forth herein, any and all payments made pursuant to this Agreement shall be net of any and all applicable federal, state and local payroll and withholding taxes.

    (j)
    If the Company or the Company's accountants determine that the payments called for under Section 7(g) of this Agreement either alone or in conjunction with any other payments or benefits made available to the Employee by the Company will result in the Employee being subject to an excise tax ("Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or if an Excise Tax is assessed against Executive as a result of such payments or other benefits, the Company shall make a Gross-Up Payment (as defined below) to or on behalf of Executive as and when such determination(s) and assessment(s), as appropriate, are made, subject to the conditions of this subsection (i) A "Gross-Up Payment" shall mean a payment to or on behalf of Executive that shall be sufficient to pay (i) any Excise Tax in full, (ii) any federal, state and local income tax and Social Security or other employment tax on the payment made to pay such Excise Tax as well as any additional Excise Tax on the Gross-Up Payment, and (iii) any interest or penalties assessed by the Internal Revenue Service on Executive if such interest or penalties are attributable to the Company's failure to comply with its obligations under this subsection (i) or applicable law. Any determination under this subsection (i) by the Company or the Company's accountants shall be made in accordance with Section 280G of the Code, any applicable related regulations (whether proposed, temporary or final), any related Internal Revenue Service rulings and any related case law, and shall assume that Executive shall pay Federal income taxes at the highest marginal rate in effect for the year in which the Gross-Up Payment is made and state and local income taxes at the highest marginal rate in effect in the state of Executive's residence for such year. Executive shall take such action (other than waiving Employee's right to any payments or benefits) as the Company reasonably requests under the circumstances to mitigate or challenge such tax. If the Company reasonably requests that Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment and Executive complies with such request, the Company shall provide Executive with such information and such expert advice and assistance from the Company's accountants, lawyers and other advisors as Executive may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments. Subject to the provisions of this subsection (i), all determinations required to be made under this subsection (i), including whether and when a Gross-Up Payment is required and the amount of such Gross-up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change of Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within thirty (30) business days of the receipt of notice from the Company or Executive that there has been a payment that could trigger a Gross-Up Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this subsection (i) with respect to any payments shall be made no later than sixty (60) days following such payments. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up Payments are made by the Company which should not have been made ("Overpayment") consistent with the calculations required to be made hereunder. In the event that Executive thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax as herein set forth, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive to or for the benefit of the Company. Executive shall cooperate, to the extent Executive's expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

  8.
  Restrictive Covenants for Executive. Executive hereby covenants and agrees with the Company that for so long as Executive is employed by the Company and for a period (the "Restricted Period") of twelve months after the termination of such employment for any reason. Executive shall not, without the prior written consent of the Company, which consent shall be within the sole and exclusive discretion of the Company, either directly or indirectly on his own account or on behalf of any other person or entity:

    (a)
    Perform services for a Competing Business that are substantially similar in whole or in part to those that he performed for the Company in his role as Vice President of Sales, including specifically, but not limited to, the sale or marketing of drug products or the management of individuals involved in the sale or marketing of drug products. For purposes of this covenant, the term "Competing Business" shall mean any company engaged in the development, marketing or sale of prescription drug products, including generic and nongeneric drug products, which are competitive with: (1) those products being marketed by the Company at the time of Executive's termination; or (2) those products that Executive was aware were under development by the Company and expected to be marketed within two years of Executive's termination. This covenant shall apply only within the "Territory" which is defined as the fifty states of the United States. Executive recognizes and agrees that in his capacity of Vice President of Sales, his duties extend throughout the entire service area of the Company which includes, at a minimum, the fifty states of the United States and that, because of the executive nature of Executive's position with the Company, in order to afford the Company protection from unfair competition by the Executive following his termination of employment, this covenant must extend throughout the stated Territory. Executive further acknowledges that this covenant does not prohibit him from engaging in his entire trade or business but only a very limited segment of the pharmaceuticals industry.

    (b)
    Solicit any current supplier, customer or client of the Company with whom Executive dealt, or with whom anyone in Executive's direct chain of command dealt, on behalf of the Company within the year preceding Executive's termination of employment, for the purpose of purchasing drug products (or ingredients of drug products) or selling or marketing drug products, including generic and nongeneric drug products, which are competitive with: (1) those products being marketed by the Company at the time of Executive's termination, or (2) those products that Executive was aware were under development by the Company and expected to be marketed within two years of Executive's termination. Notwithstanding this subsection (b), Executive may solicit suppliers that have excess capacity as reasonably determined by the Company.

  9.
  Confidentiality.    Attached to this Agreement as Exhibit A is the form of the Employee/Independent Contractor Confidentiality and Non-Solicitation Agreement (the "Confidentiality Agreement") which the Company requires all employees, including, but not limited to, the Executive, to execute and which is a part of each employee's terms of employment. By signing this Agreement, Executive acknowledges having received, read, executed and delivered to the Company a copy of the Confidentiality Agreement and agrees that the terms of the Confidentiality Agreement shall be incorporated by reference into this Agreement and shall be considered as part of the terms and conditions of Executive's continued employment with the Company.

  10.
  Remedies.

  (a)
  The covenants of Executive set forth in Section 8 and Section 9 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Executive, and have also been made by Executive to induce the Company to enter into this Agreement and continue Executive's employment with the Company. Each of the aforesaid covenants may be availed of, or relied upon, by the Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including, but not limited to, reasonable attorney's fees upon trial and appeal) suffered by the Company arising out of any breach of the aforesaid covenants by Executive. The covenants of Executive set forth in this Section 10 are cumulative to each other and to all other covenants of Executive in favor of the Company contained in this Agreement and shall survive the termination of this Agreement for the purposes intended.

    (b)
    Each of the covenants contained in Section 8 and Section 9 above shall be construed as agreements which are independent of any other provision of this Agreement, and the existence of any claim or cause of action by any party hereto against any other party hereto, of whatever nature, shall not constitute a defense to the enforcement of such covenants. If any of such covenants shall be deemed unenforceable by virtue of its scope in terms of geographical area, length of time or otherwise, but may be made enforceable by the imposition of limitations thereon, Executive agrees that the same shall be enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought. The parties hereto hereby authorize any court of competent jurisdiction to modify or reduce the scope of such covenants to the extent necessary to make such covenants enforceable.

    (c)
    In the event that Executive believes that the Company is in violation of a material obligation owed to Executive under this Agreement, and the Executive has given notice of such violation to the Company requesting that the Company cure such violation, and within twenty (20) business days the Company has not undertaken steps to cure such violation or to provide information to Executive demonstrating that the Company is not in violation of the Agreement, and as a result of such failure to cure or dispute such violation, the Executive terminates the Agreement in accordance with Section 6(b). Executive shall not be barred from seeking employment with a competitor notwithstanding the restriction of Section 8(a); provided, however, that all other restrictions contained in this Agreement, including, but not limited to, the covenants in Section 8(b) and in Section 9, shall remain in full force and effect.

  11.
  Enforcement Costs.    If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal and other post judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

  12.
  Notices.    Any and all notices necessary or desirable to be served hereunder shall be in writing and shall be:

  (a)
  Personally delivered, or

  (b)
  Sent by certified mail, postage prepaid, return receipt requested, or guaranteed overnight delivery by a nationally recognized express delivery company, in each case addressed to the intended recipient at the address set forth below.

  (c)
  For notices sent to the Company:

      First Horizon Pharmaceutical Corporation
      6195 Shiloh Road
      Alpharetta, Georgia 30005
      Telephone No.: (770) 442-9707
      Facsimile No.: (770) 442-9594

    (d)
    For notices sent to Executive

      Mr. Robert Godfrey
      1002 Brent Knoll Ct.
      Woodstock, GA 30189

    Either party hereto may amend the addresses for notices to such party hereunder by delivery of a written notice thereof served upon the other party hereto as provided herein. Any notice sent by certified mail as provided above shall be deemed delivered on the third (3rd) business day next following the postmark date which it bears.

  13.
  Entire Agreement.    This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and specifically supercedes any other agreement or understanding among the parties hereto related to the subject matter hereof. This Agreement may not be modified or revised except pursuant to a written instrument signed by the party against whom enforcement is sought.

  14.
  Severability.    The invalidity or unenforceability of any provision hereof shall not affect the enforceability of any other provision hereof, and except as otherwise provided in Section 10 above, any such invalid or unenforceable provision shall be severed from this Agreement.

  15.
  Waiver.    Failure to insist upon strict compliance with any of the terms or conditions hereof shall not be deemed a waiver of such term or condition, and the waiver or relinquishment of any right or remedy hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or remedy at any other time or times.

  16.
  Arbitration.    Any claims, disputes or controversies arising out of or relating to this Agreement between the parties (other than those arising under Section 10) shall be submitted to arbitration by the parties. The arbitration shall be conducted in Atlanta, Georgia in accordance with the rules of the American Arbitration Association then in existence and the following provisions: Either party may serve upon the other party by guaranteed overnight delivery by a nationally recognized express delivery service, written demand that the dispute, specifying in detail its nature, be submitted to arbitration. Within seven business days after the service of such demand, each of the parties shall appoint an arbitrator and serve written notice by guaranteed overnight delivery by a nationally recognized express delivery service, of such appointment upon the other party. The two arbitrators appointed shall appoint a third arbitrator. The decision of two arbitrators in writing under oath shall be final and binding upon the parties. The arbitrators shall decide who is to pay the expenses of the arbitration. If the two arbitrators appointed fail to agree upon a third arbitrator within ten days after their appointment, then an application may be made by either party, upon notice to the other party, to any court of competent jurisdiction for the appointment of a third arbitrator, and any such appointment shall be binding upon both parties.

  17.
  Governing Law.    This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the law of the State of Georgia, without regard to its conflicts of laws provisions. Subject to Section 16, each party hereto hereby (a) agrees that the state and federal courts of the Northern District of Georgia shall have exclusive jurisdiction and venue of any litigation which may be initiated with respect to this Agreement or to enforce rights granted hereunder and (b) consents to the personal jurisdiction and venue of such courts for such purposes.

  18.
  Benefit and Assignability.    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The rights and obligations of Executive hereunder are personal to him, and are not subject to voluntary or involuntary alienation, transfer, delegation or assignment.

        IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

EXECUTIVE:
/s/ ROBERT D. GODFREY, JR. Name: Robert D. Godfrey, Jr.
FIRST HORIZON PHARMACEUTICAL CORPORATION
By:	/s/ DARRELL BORNE
Its:	CFO

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  Exhibit 10.6
EMPLOYMENT AGREEMENT
WITNESSETH.